Exhibit 5.1

BY EMAIL AND HAND Moxian (BVI) Inc Unit 911, Tower 2, Silvercord, 30 Canton Road Tsimshatsui Hong Kong SAR, China	Campbells Legal (BVI) Limited 4th Flr, Banco Popular Building Road Town, Tortola VG1110 British Virgin Islands
T +1 284 494 2423 E drussell@campbellslegal.com campbellslegal.com
Our Ref: 19738-35172 Your Ref:
BVI | CAYMAN | HONG KONG

28 May 2021

Dear Sirs and Madams

Re: Moxian (BVI) Inc (the “Company”)

We are lawyers licensed and qualified to practise in the British Virgin Islands. We have acted as counsel as to British Virgin Islands law in relation to the Transaction Documents (as defined in Schedule 1) being entered into by the Company in connection with its merger with its 100% parent company Moxian, Inc., (the “Merging Company”).

Based upon, and subject to, the assumptions and the qualifications set out at Schedule 2 and 3 of this opinion, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1	The Company was duly incorporated in the British Virgin Islands under the BVI Business Companies Act (the “Act”) on 18 May 2021, with company number 2063507.

2	The Company is a company limited by shares, in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands.

3	The Company is a separate legal entity and possesses the capacity to sue and be sued in its own name.

4	The Company has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Transaction Documents.

5	The execution and delivery of the Transaction Documents and the performance by the Company of its obligations thereunder do not conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles of Association of the Company or any law, public rule or regulation applicable to the Company in the British Virgin Islands currently in force.

6	Based solely on the information disclosed to us by the Company’s registered agent by way of the Registered Agent’s Certificate and the Registers the:

6.1	sole director of the Company is TAN Wan Hong; and

6.2	sole member of the Company is Merging Company.

7	The Company is authorised to issue 200,000 shares of a single class of par value USD0.001 each.

8	The Company has one (1) share of par value USD0.001 in issue, which share has been duly authorised and is validly issued as fully-paid and non-assessable.

9	When issued pursuant to the Transaction Documents, the Shares will be validly issued as fully-paid and non-assessable, subject only to the names and addresses of the holders thereof being entered in the Register of Members of the Company.

10	The execution, delivery and performance of the Transaction Documents has been authorised by and on behalf of the Company.

11	No authorisations, consents, approvals, licenses, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the British Virgin Islands in connection with:

11.1	the creation, execution or delivery of the Transaction Documents by the Company;

11.2	enforcement of the Transaction Documents against the Company; or

11.3	the performance by the Company of its obligations under the Transaction Documents, other than the approval of the BVI Registrar of Corporate Affairs (the “Registrar”) that the requirements of the Act have been satisfied in respect of the Merger, following which the Registrar shall register the articles of merger and issue a certificate of merger.

12	The Merger shall be effective on the date on which the Registrar registers the articles of merger, at which time:

12.1	the Company in so far as is consistent with its memorandum and articles, as amended by the articles of merger, shall have all rights, privileges, immunities, powers, objects and purposes of the Merging Company;

12.2	the memorandum and articles of the surviving company are automatically amended to the extent, if any, that changes in its memorandum and articles are contained in the articles of merger;

12.3	assets of every description, including choses in action and the business of the Merging Company, immediately vest in the Company; and

12.4	the Company is liable for all claims, debts, liabilities and obligations of the Merging Company;

12.5	no conviction, judgement, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against the Merging Company or the Company or against any member, director, officer or agent thereof, is released or impaired by the merger; and

12.6	no proceedings, whether civil or criminal, pending at the time of the merger by or against Merging Company or the Company, or against any member, director, officer or agent thereof, are abated or discontinued by the merger or consolidation, but

2

(a)	the proceedings may be enforced, prosecuted, settled or compromised by or against the Company or against the member, director, officer or agent thereof; as the case may be, or

(b)	the Company may be substituted in the proceedings for the Merging Company.

13	The courts of the British Virgin Islands will observe and give effect to the choice of the laws of Nevada as the governing law of the Merger Agreement (the “Governing Law”).

14	Based solely on the High Court Search, from the date of incorporation of the Company until the date and time of our High Court Search, there were no actions or petitions pending against the Company in the High Court of the British Virgin Islands.

15	On the basis of the Searches, no currently valid order or resolution for the winding-up of the Company and no current notice of appointment of a receiver over the Company, or any of its assets, appears on the records maintained in respect of the Company. It is a requirement that notice of appointment of a receiver made under section 118 of the Insolvency Act 2003 be registered with the Registry of Corporate Affairs under section 118 of the Insolvency Act 2003. However, it should be noted that there is no mechanism to file with the Registry of Corporate Affairs notice of an appointment of a receiver made under foreign legislation.

16	In addition to contractual modes of service, service of process in the British Virgin Islands on the Company may be effected by leaving at the registered office of the Company the relevant document to be served. On the basis of our Company Search, the registered office of the Company is at Floor 4, Banco Popular Building, Road Town, Tortola, British Virgin Islands.

17	Any final and conclusive monetary judgment obtained against the Company in the courts of Nevada in respect of the Transaction Documents, for a definite sum, may be treated by the courts of the British Virgin Islands as a cause of action in itself so that no retrial of the issues would be necessary provided that in respect of the foreign judgment:

17.1	the foreign court issuing the judgment had jurisdiction in the matter and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

17.2	the judgment given by the foreign court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the Company;

3

17.3	in obtaining judgment there was no fraud on the part of the person in whose favour judgment was given or on the part of the court;

17.4	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

17.5	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

18	On the facts of this matter presented to us we know of no reason, at the date hereof, which would prevent or hinder the enforcement of such a final judgment in the British Virgin Islands.

19	The Company is subject to the jurisdiction of the courts of the British Virgin Islands and is not entitled to claim any immunity from suit or execution of any judgment on the grounds of sovereignty or otherwise.

This opinion is rendered for the benefit of the addressee and Moxian, Inc. only in connection with the transactions contemplated by the Transaction Documents. It may not be relied upon by any other person except with our prior written consent, other than disclosure to the addressee’s auditors, professional advisers and investors without any reliance upon it by such persons or entities.

Yours faithfully

/s/ Daniel Russell

Authorised signatory for and on behalf of Campbells Legal (BVI) Limited

4

Schedule 1

Documents Examined

1	The merger agreement and plan of merger dated 28 May 2021 entered into between the Company and the Merging Company (the “Merger Agreement”)

2	BVI Articles of Merger including a BVI Plan of Merger, under the terms of which, each share in Merging Company shall be converted into one share of par value USD0.001 in Moxian (BVI) Inc. (a “Share”) (collectively, the “Transaction Documents”).

3	The written resolutions of the sole director of the Company, approving inter alia the Company’s entry into and execution of the Transaction Documents dated 27 May 2021 (the “Resolutions”).

4	A registered agent’s certificate dated 28 May 2021, issued by Campbells Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”) attaching certified copies of the register of directors, mortgages and charges and register of members of the Company each dated on or around same date (together the “Registers”).

5	The information revealed by our search of the Company’s public records on file and available for public inspection at the British Virgin Islands’ Registry of Corporate Affairs’ (the “Registry of Corporate Affairs”) at the time of our search on 28 May 2021 (the “Company Search”) including:

5.1	the Company’s certificate of incorporation dated 18 May 2021; and

5.2	the Company’s memorandum and articles of association (the “Memorandum and Articles of Association”) dated 27 May 2021.

6	The information revealed by our search of the Company’s records of proceedings on file with and available for inspection at the British Virgin Islands High Court Registry (the “High Court Registry”) at the time of our search on 28 May 2021 (the “High Court Search”).

The documents listed above are the only documents and/or records we have examined and the only enquiries we have carried out. In particular, we have made no enquiries as to matters of fact, other than those obtained by the Company Search or the High Court Search (together, the “Searches”).

5

Schedule 2

Assumptions

In giving this opinion we have relied upon the following assumptions, which we have not independently verified:

1	The Transaction Documents has been or will be authorised and duly executed and delivered by or on behalf of all relevant parties (other than the Company as a matter of British Virgin Islands law) in accordance with all relevant laws (other than the laws of the British Virgin Islands).

2	The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the Governing Law and all other relevant laws (other than the laws of the British Virgin Islands).

3	The choice of the Governing Law as the governing law of the Merger Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of Nevada and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Governing Law and all other relevant laws (other than the laws of the British Virgin Islands).

4	Copy documents or drafts of documents provided to us, are true and complete copies of, or in the final forms of, the originals.

5	The authenticity, accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

6	All signatures, initials and seals are genuine.

7	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate was prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Company’s Memorandum and Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

8	That all public records of the Company which we have examined are accurate and that the information disclosed by the Searches is true and complete and that such information has not since then been altered and that such Searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date and time of our searches.

6

9	The power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the British Virgin Islands) to enter into, execute, deliver and perform their respective obligations under the Transaction Documents.

10	The Resolutions have not been amended, varied or revoked in any respect.

11	The members of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under British Virgin Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Transaction Documents.

12	Prior to, at the time of, and immediately following execution of the Transaction Documents the Company was able to pay its debts as they fell due and entered into the Transaction Documents for proper value and not with an intention to defraud or hinder its creditors, or by way of fraudulent preference.

13	The director considers the transactions contemplated by the Transaction Documents to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions contemplated by the Transaction Documents.

14	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions expressed above. Specifically, we have made no independent investigation of the Governing Law.

15	Where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where more than one draft of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention.

16	The Company is not a land owning company for the purposes of Section 242 of the BVI Business Companies Act, 2004 meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands.

17	The Company does not carry on a “relevant activity” under the Economic Substance (Companies and Limited Partnerships) Act 2018 (as amended).

7

Schedule 3

Qualifications

The opinions expressed above are subject to the following qualifications:

1	The term “enforceable” as used above means that the obligations assumed by the Company under the Transaction Documents are of a type which the courts of the British Virgin Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

1.1	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

1.2	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

1.3	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

1.4	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction;

1.5	the courts of the British Virgin Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment;

1.6	obligations to make payments that may be regarded as penalties will not be enforceable;

1.7	the courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

1.8	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power. There exists doubt as to enforceability of any provision whereby the Company covenants not to exercise powers specifically given to its members by the Act; and

1.9	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party to the agreement under section 50F of the Financial Services Commission Act, 2001.

8

2	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to, and a copy of the Company’s register of directors filed with, the Registry of Corporate Affairs.

3	The identity of the directors and members of the Company is not a matter of public record in the British Virgin Islands. We rely on information provided to us by the Company’s registered agent in the British Virgin Islands to establish the identity of the directors and members of the Company. Such information is not publicly verifiable.

4	The obligations of the Company may be subject to restrictions pursuant to United Nations or other applicable international sanctions as implemented under the laws of the British Virgin Islands.

5	A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a British Virgin Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

6	We reserve our opinion as to the extent to which the courts of the British Virgin Islands would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

7	We make no comment with regard to the references to foreign statutes in the Transaction Documents.

8	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

9	We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties and make no comment with regard to the representations that may be made by the Company.

9